UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2008 (May 21, 2008)

LINN ENERGY, LLC

(Exact name of registrant as specified in its charters)

Delaware	000-51719	65-1177591
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

600 Travis, Suite 5100
Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (281) 840-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 22, 2008, Linn Energy, LLC (the “Company”) announced the appointment of David B. Rottino, 41, as Senior Vice President and Chief Accounting Officer. Prior to his joining the Company in June 2008, Mr. Rottino was Vice President and E&P Controller for El Paso Corporation from June 2006 to May 2008 and Assistant Controller at ConocoPhillips from April 2006 to June 2006.  Prior to that, from August 2005 to April 2006, he was Vice President and CFO, Canadian Division and from August 2000 to August 2005, Director, Financial Analysis and Corporate Accounting, each at Burlington Resources Inc.

On May 21, 2008, in connection with Mr. Rottino’s appointment, the Company and Linn Operating, Inc. (“Linn Operating”), a wholly owned subsidiary of the Company, entered into an employment agreement (the “Employment Agreement”) with Mr. Rottino, effective June 9, 2008 (the “Effective Date”). The Employment Agreement provides for an annual base salary of not less than $235,000, subject to annual review and upward adjustment by Compensation Committee of the Company’s Board of Directors (“Compensation Committee”).  For the fiscal year ended December 31, 2008, he will be entitled to a guaranteed bonus payment of $152,750.  Thereafter, he will be eligible for incentive compensation payable at the discretion of the Compensation Committee. Mr. Rottino also is entitled to receive: (i) an option awarded under the Linn Energy, LLC Long Term Incentive Plan (the “LTIP”) as of the Effective Date to purchase 50,000 units at an exercise price equal to the fair market value of the Company’s units on the date of grant, which are expected to vest one-third on January 19, 2009, one-third on January 19, 2010, and the remaining one-third on January 19, 2011; and (ii) a grant of 50,000 restricted units awarded under the LTIP as of the Effective Date, one third of which are expected to vest on January 19, 2009, one third of which are expected to vest on January 19, 2010 and one third of which are expected to vest on January 19, 2011. Thereafter, he will be eligible for awards under the LTIP at the discretion of the Compensation Committee. The options and restricted units will vest in full upon a change of control or a termination of Mr. Rottino’s employment by Linn Operating without cause, termination of employment by Mr. Rottino with good reason or upon Mr. Rottino’s death or disability.

In the event of termination by Linn Operating other than for cause or termination by Mr. Rottino for good reason, the Employment Agreement provides for severance payments, in 24 monthly installments, in an amount equal to one-twelfth (1/12th) of his highest base salary in effect at any time during the 36 months prior to the date of termination (“Highest Base Salary”). If, within one year of a change of control, Linn Operating terminates his employment other than for cause or Mr. Rotino terminates his employment for good reason, he will be entitled to receive a lump-sum payment equal to two times his Highest Base Salary.  The Employment Agreement prohibits Mr. Rottino from soliciting any of our employees or customers for a period of two years following termination of employment. This provision will not be applicable if Mr. Rottino is terminated within one year of a change of control.

The Company also announced that Lisa D. Anderson, the Company’s current Senior Vice President and Chief Accounting Officer will be leaving the Company effective May 31, 2008.

A copy of the press release announcing Mr. Rottino’s appointment and Ms. Anderson’s departure is attached to this Report as Exhibit 99.1 and is incorporated into this Item 5.02 by reference.   Mr. Rottino’s Employment Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated May 22, 2008 announcing the appointment of David B. Rottino as Senior Vice President and Chief Accounting Officer and the departure of Lisa D. Anderson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LINN ENERGY, LLC

Date: May 28, 2008	By:	/s/ Charlene A. Ripley
Charlene A. Ripley
Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

99.1	Press Release of Linn Energy, LLC dated May 22, 2008.